Exhibit 99.1
NEWS
Anadarko Completes Kerr-McGee Acquisition
•     Combination Creates Leading Positions in Two of North America’s
Most Prolific Producing Regions
•     Portfolio to be Optimized Through Asset Sales
HOUSTON, Aug. 10, 2006 — Anadarko Petroleum Corporation (NYSE: APC) today announced it has completed the acquisition of Kerr-McGee Corporation (NYSE: KMG).
     Kerr-McGee stockholders of record as of the close of business today will receive $70.50 in cash for each share of Kerr-McGee common stock they own. Trading in Kerr-McGee common stock on the New York Stock Exchange terminated as of the close of trading today.
     In connection with the transaction, Anadarko anticipates it will guarantee the outstanding publicly held indebtedness of Kerr-McGee.
     “The Kerr-McGee transaction makes Anadarko one of the leading companies in the deepwater Gulf of Mexico and in the Rockies, two of the fastest-growing oil and natural gas producing regions in North America,” Anadarko Chairman, President and CEO Jim Hackett said. “Kerr-McGee’s outstanding deepwater holdings and long-lived onshore natural gas plays, combined with the skill sets their employees add to our organization, bolster Anadarko’s core competencies in high-impact exploration and unconventional resource development. This acquisition, along with the midstream and unconventional assets to be acquired in the Western Gas Resources transaction that we expect to close later this month, should result in a post-divestiture enterprise capable of delivering more robust and predictable results.”
     Hackett said Anadarko is conducting a thorough review of the consolidated assets to select divestiture candidates, with the dual goals of paring acquisition-related debt and optimizing the portfolio.
     “We have identified assets that could produce up to $10 billion in after-tax proceeds. This includes our Canadian holdings, which have already been moved to discontinued operations with the expectation of divestiture before year-end,” he said. “We plan to provide detailed operational and financial guidance for the restructured Anadarko during the fourth quarter.

     “We expect that Anadarko’s post-divestiture portfolio will be more capital efficient, delivering growth with a lower cash flow reinvestment requirement,” Hackett said. “That efficiency should translate into increased free cash flow that can more quickly restore balance sheet strength and further increase shareholder value by limiting the level of future equity issuances.”
Executive Management
     Charles A. Meloy joins Anadarko’s executive management team as Senior Vice President of Gulf of Mexico and International Operations. Meloy was previously Vice President of Exploration and Production at Kerr-McGee Corporation.
     “One of the key components of the acquisitions of Kerr-McGee and, eventually, Western Gas Resources is the talented workforce who will be joining our ranks,” Hackett said. “Chuck Meloy has led an accomplished career at Kerr-McGee and its predecessor companies. We are very pleased he will be joining the Anadarko team to lead an important part of our business going forward.”
     Meloy joins the following Anadarko executives, some of whom are taking on new roles in the combined organization.
•	Robert P. Daniels, Senior Vice President, Worldwide Exploration

•	Karl F. Kurz, Senior Vice President, North America Operations, Midstream and Marketing

•	Mark L. Pease, Senior Vice President, E&P Technology & Services

•	Robert K. Reeves, Senior Vice President, Corporate Affairs and Law

•	R. A. Walker, Senior Vice President, Finance & Chief Financial Officer
     Luke R. Corbett, formerly Chairman and CEO of Kerr-McGee Corporation, has been appointed to Anadarko’s Board of Directors.
Summary of the Kerr-McGee Corporation Transaction
(Adjusted for pending Kerr-McGee Gulf of Mexico shelf divestiture)
     Anadarko has acquired Kerr-McGee Corporation in an all-cash transaction totaling $16.4 billion, or $70.50 per Kerr-McGee share, plus the assumption of net debt and other liabilities estimated at $1.6 billion.
     Kerr-McGee’s year-end 2005 proved reserves totaled 898 million BOE, of which approximately 62 percent was natural gas. Proven undeveloped reserves represented 30 percent of the total. Production in 2006 was expected to be about 92 million BOE, with natural gas representing approximately 60 percent of the total. Anadarko expects to ultimately recover more than 3.1 billion BOE on the Kerr-McGee properties, at a full-cycle cost, in today’s environment, of approximately $39.2 billion ($12.40 per BOE), including the acquisition cost.

     Kerr-McGee’s largest property concentrations are in the deepwater Gulf of Mexico and onshore in the Rockies. Gulf of Mexico properties include 504 deepwater blocks encompassing seven operated and three non-operated producing fields, five operated and three non-operated discoveries in various stages of development, and four additional prospects that should be drilled this year. These assets are supported by Kerr-McGee’s extensive “hub-and-spoke” infrastructure, which offers highly cost-effective future development potential. In Colorado, Kerr-McGee holds 451,000 net acres in the Wattenberg natural gas play, located partially on the Land Grant, where Anadarko owns the royalty interest. In Utah, Kerr-McGee holds 237,000 net acres in the Uinta basin’s prolific Greater Natural Buttes gas play.
     In addition to its extensive, rapidly growing U.S. portfolio, Kerr-McGee produces oil and is continuing to develop and explore offshore China, is pursuing the development of discoveries and continuing to explore on the North Slope of Alaska and offshore Brazil, and is exploring offshore Australia, West Africa and the islands of Trinidad and Tobago.
Kerr-McGee stockholders seeking details on the timing of cash payments and other issues related to their accounts are encouraged to visit the Shareholder FAQ section under Investor Relations at www.anadarko.com or contact the Information Agent, Morrow & Co., Inc, at 800-573-4397. UMB Bank, N.A. is the Paying Agent and will be sending instruction letters to stockholders of record.
Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2005, the company had 2.45 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. In June, Anadarko agreed to acquire Kerr-McGee Corporation (NYSE: KMG) and Western Gas Resources, Inc. (NYSE: WGR) in separate all-cash transactions totaling $21.1 billion, plus the assumption of debt estimated at $2.2 billion. For more information about Anadarko, please visit: www.anadarko.com.
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct, or that the Western Gas acquisition and the divestitures described above will occur. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. See “Risk Factors” in the company’s 2005 Annual Report on Form 10-K and other public filings, press releases and discussions with company management. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.
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Anadarko Contacts
Media:
Teresa Wong, teresa_wong@anadarko.com, (832) 636-1203
Susan Richardson, susan_richardson@anadarko.com, (832) 636-1537
Investors:
David Larson, david_larson@anadarko.com, (832) 636-3265
Stewart Lawrence, stewart_lawrence@anadarko.com, (832) 636-3326